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                                 Filed Pursuant to Rule 424(b)(3)
                                 REGISTRATION NO. 33-23553
PROSPECTUS SUPLEMENT
DATED DECEMBER 11, 1998

(To Prospectus dated August 25, 1998)

                     CIRRUS LOGIC, INC.

                     U.S. $280,725,000
  6% Convertible Subordinated Notes due December 15, 2003
                            and
                   Shares of Common Stock
              Issuable Upon Conversion Thereof

        This Prospectus Supplement, together with the information contained in that certain Prospectus dated August 25, 1998 (the "Prospectus") relating to the potential sale from time to time of up to an $280,725,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. The Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        Unless otherwise noted, all information provided in this Prospectus Supplement is as of December 11, 1998.

     The table set forth in the Prospectus under the caption
"Selling Securityholders" shall be amended and supplemented to include the following line items:

                                Principal Amount  Number of Shares of Common
                                of Registrable            Stock
                                Notes             --------------------------
                                Beneficially                  Offered Selling
                                Owned and        Beneficially   Holder Hereby
Name                            Offered Hereby   Owned (1)(2)   (2)(3)(4)
------------------              --------------  --------------  -------------
Goldman Sachs & Co.             1,250,000        51,612          51,612

LDG Limited                       500,000        20,644          20,644

TQA Arbitrage Fund, L.P.          750,000        30,967          30,967

The Mainstay Funds on           5,000,000       206,449         206,449
  behalf of its High
  Yield Corporate Bond Fund
  c/o MacKay Shields Financial
  Corp.

Schroders & Co., Inc.           1,000,000        41,289          41,289

Deutsche Bank A.G.              5,500,000       227,094         227,094

(1) Represents shares of Common Stock issuable upon conversion of the Registrable Notes

(2) Assumes a conversion price of $24.219 per share and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of the Notes
        - Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Registrable Notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the Registrable Notes; cash will be paid in lieu of fractional shares, if any.
(3) Information concerning other Registrable Note Selling Security-holders will be set forth in Prospectus Supplements to be filed quarterly in order to specify the names of the individual holders of the Registrable Notes as they become known to the Company.

(4) Assumes that any other holders of Registrable Notes or any future transferee from any such holder does not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.